Exhibit 99.1
News Release
Skilled Healthcare Group Names Chief Accounting Officer
FOOTHILL RANCH, Calif. — Aug. 14, 2007—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced the promotion of Chris Felfe to Senior Vice President of Finance and Chief Accounting Officer of the Company. Mr. Felfe will assume his new role with the Company effective immediately.
Mr. Felfe most recently served as Controller of the Company. Prior to joining Skilled Healthcare Group, Mr. Felfe served as Corporate Controller of Sybron Dental Specialties, Inc., a manufacturer of products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology. He also held the position of Corporate Controller for Datum Inc., a supplier of precise timing solutions for telecommunications and other applications, and consulted to assist with the integration of Datum into Symmetricom, which acquired Datum in November of 2002.
“We are pleased that Chris Felfe will be joining our senior management team,” said Boyd Hendrickson, Chairman and CEO of Skilled Healthcare Group. “Chris brings an extensive background in accounting and management and in his time working for our Company, he has shown to be an invaluable asset to the organization.”
About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc. subsidiaries operate skilled nursing and assisted living facilities as well as providing rehabilitation therapy and hospice services, which focus on creating a culture that attracts and retains an innovative, caring and ethical team that provides high-quality care to patients, and has a strong reputation for treating patients who require a high level of skilled nursing care and extensive rehabilitation therapy. More information about Skilled Healthcare Group is available at its Web site — www.skilledhealthcaregroup.com.
This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements include the statements made by Mr. Hendrickson and other statements that contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions of Skilled Healthcare Group, Inc. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare Group, Inc. may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare Group, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare Group Inc. disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.
CONTACT: Halliburton Investor Relations:
Jeff Elliott, 972-458-8000